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                                                                   EXHIBIT 10.7

                                  CERTEGY INC.

                 SPECIAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                   ARTICLE I - INTRODUCTION AND ESTABLISHMENT

     THIS SPECIAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan"), maintained by Certegy Inc., a Georgia corporation, (the "Company"), is established for the benefit of executive officers of the Company whose ability to participate in an equity split-dollar life insurance program has been limited by the Sarbanes-Oxley Act of 2002. The Plan is effective as of November 7, 2003.

                            ARTICLE II - DEFINITIONS

     When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

     2.1 BOARD. "Board" shall mean the Board of Directors of the Company.

     2.2 CAUSE. "Cause" shall mean termination by the Company of the Participant's employment upon any one of the following circumstances:

          (a) the Participant's willful and continued failure to substantially perform the Participant's duties with the Company (other than any failure resulting from the Participant's incapacity due to physical or mental illness, including being Permanently Disabled), after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company (or if the Participant is the Chief Executive Officer, the Chairman of the Compensation and Human Resources Committee of the Board of Directors) that specifically identifies the manner in which the Chief Executive Officer (or the Chairman) believes that the Participant has not substantially performed the Participant's duties, or

          (b) the Participant willfully engaging in conduct that is materially injurious to the Company, monetarily or otherwise.

     For purposes of this Section 2.2, no act, or failure to act, on the Participant's part will be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company. Notwithstanding the above, the Participant will not be deemed to have been terminated for Cause unless and until the Participant has been given a copy of a Notice of Termination from the Chief Executive Officer of the Company (or if the Participant is the Chief Executive Officer, the Chairman of the Compensation and Human Resources Committee of the Board of Directors), after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before (i) the Chief Executive Officer, or
(ii) if the Participant is an elected officer of the Company, the Board of Directors of the Company, finding that in the good faith opinion of the Chief Executive Officer, or, in the

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case of an elected officer, finding that in the good faith opinion of two-thirds of the Board of Directors, the Participant committed the conduct set forth above in clauses (a) or (b) of this Section 2.2, and specifying the particulars of that finding in detail.

     2.3 CHANGE IN CONTROL. "Change in Control" shall mean the occurrence of any one of the following events during the period in which the Plan remains in effect:

          (a) Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company's Voting Stock; provided that for purposes of this paragraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company's Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of paragraph (b) below,

          (b) Business Combinations. The consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including an entity that as a result of that transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the action of the board providing for that Business Combination;

          (c) Sale of Assets. A sale or other disposition of all or substantially all of the assets of the Company; or

          (d) Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of paragraph (b) above.


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For purposes of this Section 2.3, the following definitions will apply:

          "Beneficial Ownership" means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

          "Business Combination" means a reorganization, merger or consolidation of the Company.

          "Eighty Percent (80%) Subsidiary" means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

          "Exchange Act" means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

          "Incumbent Board" means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company's Board of Directors as of the day after the spinoff of the Company from Equifax Inc. became effective, or (b) members who became members of the Company's Board of Directors subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

          "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

          "Voting Stock" means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity's Board of Directors.

     2.4 COMMENCEMENT DATE. "Commencement Date" with respect to each Participant shall mean the "Commencement Date" as provided in Section 2.1 of the Split Dollar Plan.

     2.5 COMPETITIVE ACTIVITY. A Participant or former Participant shall be deemed to engage in "Competitive Activity" if he or she:

          (a) directly or indirectly owns, operates, controls, participates in, performs services for, or otherwise carries on, a business substantially similar to or competitive with the business conducted by the Company or any Subsidiary (without limit to any particular region, because Participant acknowledges that such business may be engaged in effectively from any location in the United States or Canada); provided that nothing set forth in this paragraph (a) will prohibit a Participant from owning not in excess of 5% of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq Stock Market;


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          (b) directly or indirectly attempts to persuade any employee or customer of the Company or any Subsidiary to terminate such employment or business relationship in order to enter into any such relationship on behalf of the Participant or any third party in competition with the business conducted by the Company or any Subsidiary; or

          (c) directly or indirectly engages in any activity that is harmful to the interests of the Company or any Subsidiary, as determined by the Compensation and Human Resources Committee in its sole discretion, including the disclosure or misuse of any confidential information or trade secrets of the Company or a Subsidiary.

     2.6 EARLY BENEFIT. "Early Benefit" shall have the meaning provided in
Section 4.8.

     2.7 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     2.8 EXECUTIVE OFFICER. "Executive Officer" shall mean an officer of the Company who the Plan Administrator determines, in an exercise of the Plan Administrator's discretion, to be an executive officer within the meaning of the Sarbanes-Oxley Act of 2002.

     2.9 GOOD REASON. "Good Reason" shall mean a termination by the Participant of the Participant's employment within the period of time beginning six (6) months prior to a Change in Control and ending on the third anniversary of such Change in Control and based on:

          (a) The assignment to the Participant of duties inconsistent with the Participant's position and status with the Company as they existed immediately prior to the Change in Control, or a substantial change in the Participant's title, offices or authority, or in the nature of the Participant's responsibilities, as they existed immediately prior to the Change in Control, except in connection with the termination of the Participant's employment by the Company for Cause, by the Participant other than for Good Reason or as a result of death;

          (b) A reduction by the Company in the Participant's base salary as in effect on the Commencement Date or as the Participant's salary may be increased from time to time;

          (c) A failure by the Company to continue the Company's incentive compensation plan(s), as it may be modified from time to time, substantially in the form in effect immediately prior to a Change in Control (the "Incentive Plan"), or a failure by the Company to continue the Participant as a participant in the Incentive Plan on at least the basis of the Participant's participation immediately prior to a Change in Control, or to pay the Participant the amounts that the Participant would be entitled to receive in accordance with the terms of the Incentive Plan (as in effect immediately prior to the Change in Control);


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          (d) The Company requiring the Participant to be based more than thirty-five (35) miles from the location where the Participant is based prior to the Change in Control, except for required travel on Company business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change in Control; or if the Participant consents to the relocation, the failure by the Company to pay (or reimburse the Participant for) all reasonable moving expenses incurred by the Participant or to indemnify the Participant against any loss realized on the sale of the Participant's principal residence in connection with the relocation;

          (e) The failure by the Company to continue in effect any retirement plan, compensation plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or another benefit plan in which the Participant is participating immediately prior to a Change in Control (except that the Company may cancel any such plans without triggering this paragraph (e), if it provides the Participant with substantially similar benefits under another plan), the taking of any action by the Company that would adversely affect the Participant's participation or materially reduce the Participant's benefits under any such plans or deprive the Participant of any material fringe benefit enjoyed by the Participant immediately prior to a Change in Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is then entitled in accordance with the Company's normal vacation practices in effect immediately prior to a Change in Control; or

          (f) Any purported termination not effected pursuant to a Notice of Termination shall not be valid for purposes of this Plan.

     2.10 NOTICE OF TERMINATION. A "Notice of Termination" shall mean a written notice that indicates the specific provision in the definition of Cause relied upon as the basis for the Participant's termination of employment and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Participant's employment under the provision so indicated.

     2.11 PARTICIPANT. "Participant" shall mean any eligible Executive Officer who is listed on Schedule A, has satisfied the requirements for participation in this Plan and has a Participant Interest.

     2.12 PARTICIPANT INTEREST. "Participant Interest" shall mean the amount reflected in records maintained by the Plan Administrator to determine each Participant's interest, if any, under this Plan. Such Participant Interest shall be reflected as an entry in the Company's records.

     2.13 PAYMENT EVENT. "Payment Event" shall have the meaning provided in
Section 4.7.

     2.14 PERMANENTLY DISABLED. "Permanently Disabled" shall mean the Participant suffering a sickness, accident or injury, which in the determination of the Plan Administrator would entitle the Participant to disability benefits under either social security or the Company's long-term disability plan. The Company reserves the right to require the Participant to first qualify for disability benefits under either social security or the Company's long-term disability plan before determining whether such Participant is Permanently Disabled for purposes of this Plan.


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     2.15 PLAN. "Plan" shall mean the Certegy Inc. Special Supplemental
Executive Retirement Plan, as it may be amended from time to time.

     2.16 PLAN ADMINISTRATOR. "Plan Administrator" shall mean the Compensation and Human Resources Committee of the Board, or its designee or designees. The Plan Administrator shall be the named fiduciary under the Plan.

     2.17 RETIREMENT. "Retirement" shall mean a Participant's termination of employment with the Company and all affiliates after (a) attaining age 65, (b) attaining age 55 and five "Years of Vesting Service," or (c) attaining age 50 and the Participant's age plus his or her "Years of Benefit Service" equals at least 75. "Years of Vesting Service" and "Years of Benefit Service" shall have the meanings given to them in the Certegy Inc. U.S. Retirement Income Plan.

     2.18 ROLLOUT EVENT. "Rollout Event" shall have the meaning provided in
Section 4.4.

     2.19 SPLIT DOLLAR PLAN. "Split Dollar Plan" shall mean the Certegy Inc. Executive Life and Supplemental Retirement Benefit Plan, as amended and restated effective ____________, 2003, as amended from time to time.

     2.20 SUBSIDIARY. "Subsidiary" shall mean an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

     2.21 VALUATION DATE. "Valuation Date" shall mean any date(s) selected by the Plan Administrator in its sole discretion as of which the Participants' Participant Interests are valued.

     2.22 VESTING. "Vesting" shall mean when a Participant becomes vested under the Plan in accordance with Section 4.2

                          ARTICLE III - PARTICIPATION

     3.1 ELIGIBILITY AND PARTICIPATION. Each Executive Officer who has been authorized to enter into a Split-Dollar Life Insurance Agreement (Endorsement Non-Equity Method) by the Plan Administrator (but not by any designee thereof) or the Company's Chief Executive Officer shall be eligible to participate in the Plan. An Executive Officer who is eligible to participate shall become a Participant on the date he first has a Participant Interest, as determined by the Plan Administrator or its designee in its discretion. An Executive Officer who becomes a Participant shall continue as a Participant, until his Participant Interest is determined by the Plan Administrator or its designee to have been fully paid out, forfeited or permanently eliminated.

     3.2 PARTICIPANT INTEREST.

          (a) As of one or more Valuation Dates, as determined by the Plan Administrator, a Participant's Participant Interest shall equal a hypothetical value based on the amount by which the Net Cash Value of a relevant Policy exceeds the Net


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     Company Premiums under such Policy. To the extent the Net Company Premiums under a Policy exceed the Net Cash Value of such Policy, the Participant's Participant Interest value shall be zero ($0). By becoming a party hereto, Participants expressly acknowledge that while a Participant Interest can have a positive value as of a particular Valuation Date, because of fluctuations in investment markets, such value can decline to zero ($0) as of a subsequent Valuation Date.

          (b) References to a Policy or Policies herein is in no way intended and shall not represent any asset to which a Participant may look for payment or security for payment of any benefit under this Plan. A Policy is only referenced to provide a basis for measuring the Company's obligations under the Plan. Any and all Policies are and shall remain general, unrestricted assets of Company. All benefits payable under the Plan shall be paid from the general assets of the Company. The Company may, but shall not be required, to use funds under a Policy to satisfy its obligations under the Plan, and the Company reserves the right to satisfy its liabilities under the Plan by the transference of rights in a Policy.

For purposes of this Section 3.2, the following definitions will apply:

          "Net Cash Value" shall mean the cash surrender value of the Policy reduced, as appropriate, by any indebtedness (and interest thereon) obtained by the Company and secured by the Policy which indebtedness remains outstanding as of the date of such determination.

          "Net Company Premiums" shall mean at any point in time the aggregate sum of all premium payments then or theretofore actually paid by the Company credited to the Policy, reduced by any indebtedness (and interest thereon) obtained by the Company and secured by the Policy which indebtedness remains outstanding as of the date of such determination.

          "Policy" shall mean the policy or policies of life insurance issued by a commercial insurer on the life of the Participant and legally owned by the Company, together with any and all supplements, endorsements and amendments thereto. For purposes of the Plan, policies listed under Schedule A shall constitute a Policy for purposes of determining Participant Interest values under this Plan.

                     ARTICLE IV - INTEREST OF PARTICIPANTS

     4.1 ACCOUNTING FOR PARTICIPANTS' INTERESTS. Each Participant's Participant Interest shall be as described in Section 3.2 and this Section 4.1. A Participant's Participant Interest, if any, may fluctuate at rates determined by assuming such Participant Interest was invested in accordance with guidelines and investment directions determined by the Plan Administrator. Notwithstanding the preceding sentence, the Plan Administrator shall be required to follow the Participant's direction with respect to the investment of the Participant's Participant Interest following a Change in Control. In the event the Participant engages in Competitive Activity during the one-year period following the Participant's termination of employment, the Participant's right to direct investment of some or all of Participant's Participant Interest shall cease as soon as administratively practicable following the Plan Administrator's determination that the Participant has engaged in such Competitive Activity.


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     4.2 VESTING OF A PARTICIPANT'S PARTICIPANT INTEREST. Each Participant shall become vested in his or her Participant Interest upon completing three (3) years of service with the Company (or Equifax, Inc., for periods prior to the Company's spinoff), measured from the earlier of (i) the Participant's Commencement Date, or (ii) in the case of a Participant who transferred to the Company in connection with its spinoff from Equifax, Inc., the date the Participant commenced participation in the Equifax Inc. Executive Life and Supplemental Retirement Benefit Plan (U.S.). Notwithstanding the prior sentence, a Participant's Participant Interest shall be considered to have no value in the circumstances specified in Section 4.5(b) below.

     A Participant shall only receive credit towards becoming vested in his or her Participant Interest while the Participant is actively employed by the Company (or on an authorized leave of absence); provided, however the Participant shall continue to receive vesting credit towards his or her Participant Interest after termination of employment, if (a) the Participant's employment with the Company is terminated as a result of Retirement, job elimination, Good Reason or becoming Permanently Disabled, and (b) the Participant is not engaged in a Competitive Activity.

     Notwithstanding a Participant's being fully vested in his or her Participant Interest, the Participant's Participant Interest can fluctuate to the extent that it has no value.

     4.3 TERMINATION DATE. A Participant's participation in this Plan shall terminate upon the earliest of the following events to occur (each a "Termination Date"):

          (a) The Participant's termination of employment from the Company prior to Vesting other than on account of (i) Retirement, (ii) becoming Permanently Disabled, (iii) Good Reason or (iv) a job elimination;

          (b) The termination of the Participant's employment by the Company for Cause;

          (c) The Participant engaging in a Competitive Activity during the one-year period following his or her termination of employment;

          (d) Prior to both a Change in Control and the Participant's Vesting, the termination of the Plan;

          (e) Prior to both a Change in Control and the Participant's Vesting, the date the Company, in its sole discretion, voluntarily elects to terminate Participant's participation in the Plan; or

          (f) The death of the Participant.


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     4.4 ROLLOUT EVENT. The Plan Administrator, in its discretion, may declare a
Rollout Event to occur with respect to a Participant on the latest of (i) the fifteenth (15th) anniversary of the Participant's Commencement Date, (ii) Participant's attainment of age sixty (60), or (iii) the Participant's
Retirement or becoming Permanently Disabled. The Plan Administrator, in its discretion, may also declare a Rollout Event to occur with respect to a Participant on or as of a date following the Participant's engaging in a Competitive Activity during the one-year period following his or her termination of employment but before benefit payments under the Plan have otherwise commenced. If a Rollout Event is declared, the Plan Administrator shall take such steps as are appropriate to effect payment of benefits under the Plan as soon as administratively practicable.

     4.5 AMOUNT OF BENEFIT.

          (a) The benefit to which a Participant shall be entitled under the Plan upon the commencement of benefit payments pursuant to Section 4.7 below, shall be the value of Participant's Participant Interest, if any, as determined by the Plan Administrator as of the Valuation Date immediately preceding or commensurate with the date benefits are actually paid or deemed paid to the Participant. In the event the Participant's Interest is paid in installments, the value of each installment shall be determined under Section 4.6.

          (b) Notwithstanding any provision of this Plan to the contrary, a Participant will be deemed to have no value in his or her Participant Interest, and no benefit shall be payable to Participant or on Participant's behalf pursuant to this Plan, at the occurrence of any one of the following events:

          -    Death of the Participant;

          - Termination of the Participant's employment by the Company for Cause; or

          - Prior to the Participant's Vesting in his or her Participant Interest, voluntary termination of the Participant's employment with the Company by the Participant without Good Reason.

          (c) As an addition to each benefit payment, the Company shall "gross up" each such payment as provided in this Section 4.5(c), except a benefit payment to a Participant who is determined by the Plan Administrator to have engaged in a Competitive Activity within the one year period following termination of employment. Specifically, such gross up shall be determined by the Plan Administrator based on a reasonable estimate of the approximate tax savings to be realized by the Company on account of its being able to obtain a tax deduction for the amount of the benefit payment and any gross up payment pursuant to this Section 4.5(c), taking into account a reasonable estimate of the Company's combined federal, state and local income tax bracket. It is intended that a tax deduction shall be taken into account under the preceding sentence only to the extent that it is not offset by an income item to the Company that is directly related to the payment of the benefit or any gross up.

          (d) Notwithstanding any provision of this Plan to the contrary, if at any time during the one-year period following the Participant's termination of employment, the


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Participant engages in Competitive Activity, as determined in the discretion of the Plan Administrator, the amount of the Participant's Participant Interest shall be limited to the lesser of (i) the value as of the Valuation Date commensurate with or immediately preceding the date as of which the Plan Administrator has determined that the Participant first engaged in such Competitive Activity (reduced appropriately for any benefit payments), or (ii) the value as otherwise determined under Section 4.5(a) above.

     4.6 FORM OF BENEFIT.

          (a) A Participant may elect to provide payment instructions that provide for payment of such Participant's benefit, if any, in either (i) a single sum payment, or (ii) substantially equal installments of principal payable over a period of not less than two (2) or more than ten (10 years); provided, however, that, if such Participant elects the installment method, the Participant shall elect to have installments paid either quarterly (as of the last day of each calendar quarter), or annually (as of the last day of each calendar year), and interest shall be paid with each installment payment with interest credited at five percent (5%) simple annual interest on the undistributed portion of the principal amount.

          (b) If the Participant elects to receive his or her Plan benefit in a single sum payment, the Company may elect in its discretion to effect such payment either in cash or through transfer of an interest in a Policy, with cash value related to such interest that is equal to the single sum benefit payment.

          (c) Notwithstanding the above Participant elections, the Plan Administrator may at any time, in its discretion, direct payment of a Participant's benefit in a single sum payment if - (i) such Participant's Participant Interest is less than $10,000, or (ii) the Plan Administrator determines that the Participant has engaged in Competitive Activity during the one-year period following the Participant's termination of employment.

     4.7 TIMING OF BENEFIT - PAYMENT EVENT.

          (a) Any benefit payments to a Participant shall generally commence as soon as practicable following the occurrence of a Rollout Event. In the event a Participant terminates employment for Good Reason or in the event of the Participant's job elimination, any benefit payments shall commence not later than as soon as practicable following the later of (i) the fifteenth anniversary of the Participant's Commencement Date, or (ii) Participant's attainment of age sixty (60). Any date as of which payment of a Participant's benefit is to commence under this subsection shall be referred to as a "Payment Event."

          (b) Benefit payments to a Participant shall commence in accordance with written instructions that such Participant has provided to the Plan Administrator with respect to such payments, provided that such instructions must be consistent with the terms of the Plan. Participants may provide such instructions at any time prior to a Payment Event, and they may modify such instructions at any time prior to a Payment Event by providing new instructions.


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          (c) Upon the occurrence of a Payment Event, the Plan Administrator will follow the Participant's last instructions that were submitted at least six (6) months prior to such Payment Event, and instructions submitted within such 6-month period shall be disregarded; provided, however, that in the event a Participant's first written instructions are submitted within six (6) months of the Payment Event, distributions shall commence as soon as practicable following the earlier of six (6) months following the Plan Administrator's receipt of such written instructions or twelve (12) months following the Payment Event.

     4.8 TIMING OF BENEFIT - EARLY BENEFIT.

          (a) Notwithstanding Section 4.7, a Participant may elect for benefit payments to commence after the seventh (7th) anniversary of the Participant's Commencement Date and after the earlier of the following events has occurred - (i) the Participant's Retirement, or (ii) Participant's attainment of age sixty (60). The benefit payments that are triggered by an election under the preceding sentence are referred to as an "Early Benefit".

          (b) To obtain an Early Benefit, a Participant must notify the Plan Administrator of his or her election of the Early Benefit at least two (2) years prior to the date the Early Benefit would first commence, and the Participant can revoke such election at any time prior to the date that is two (2) years prior to the date the Early Benefit would first commence in accordance with such election.

          (c) Once a Participant has made an Early Benefit election, not later than six (6) months prior to when payment would commence in accordance with such election the Participant may provide in writing for deferrals of the commencement of the Early Benefit in two (2) year increments, measured from the date the Early Benefit would first commence. In the event a Participant elects such deferral, the Participant may further elect additional two (2) year deferrals provided each such additional deferral election is provided in writing to the Plan Administrator at least six (6) months prior to the time of payout under the existing Early Benefit deferral election. The Participant may revoke any Early Benefit deferral election at any time prior to the date that is six (6) months prior to the effective date of an Early Benefit deferral election.

     4.9 LOANS ON THE PARTICIPANT INTEREST. A Participant shall have no rights to borrow against his or her Participant Interest.

                   ARTICLE V - EFFECT OF A CHANGE IN CONTROL

     In the event of a Change in Control, the trustee of the grantor trust that has been established by the Company with respect to the Plan shall, as provided in such grantor trust, ensure that appropriate Company contributions to the grantor trust are made with respect to the Participants, and the Company shall make contributions, as provided in such grantor trust, as reasonably determined by the trustee.

                        ARTICLE VI - PLAN ADMINISTRATOR

     6.1 MEMBERS. The Plan Administrator shall be the Compensation Committee of the Board or such other committee or an individual appointed by the Board to serve at its pleasure. Members of any such committee shall not be required to be employees of the Company or Participants. Any committee member may resign by giving notice, in writing, filed with the Company.

     6.2 ACTION. Action of the Plan Administrator may be taken with or without a meeting of committee members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee or the appointed individual is a Participant in the Plan, he shall not participate in any decision that solely affects his or her own Participant Interest. The Plan Administrator shall for purposes of administering the Plan choose a secretary who shall keep minutes of the Plan Administrator's proceedings and all records and documents pertaining to the administration of this Plan. The secretary may execute any certificate or any other written direction on behalf of the Plan Administrator.

     6.3 RIGHT AND DUTIES. The Plan Administrator shall administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

          (a) To construe, interpret, and administer this Plan;

          (b) To make allocations and determinations required by this Plan, and to maintain records regarding Participants' Participant Interests;

          (c) To compute and certify to the Company the amount and kinds of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

          (d) To authorize all disbursements by the Company pursuant to this Plan;

          (e) To maintain (or cause to be maintained) all the necessary records of the administration of this Plan;

          (f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

          (g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

          (h) To establish or to change the investment funds or arrangements under Section 4.1(d) of the Plan; and

          (i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

     The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

     6.4 COMPENSATION, INDEMNITY AND LIABILITY. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. The Company shall pay all expenses of the Plan and the Plan Administrator. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, or for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the committee, excepting only expenses and liabilities arising out of his or her own willful misconduct.

     6.5 TAXES. If the whole or any part of any Participant's Participant Interest shall become liable for the payment of any estate, inheritance, income, or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Company shall provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

                         ARTICLE VII - CLAIMS PROCEDURE

     7.1 CLAIMS FOR BENEFITS. A Participant or his or her duly authorized representative (the "claimant") may make a claim for benefits under the Plan to the Plan Administrator. The claim shall be reviewed, and the claimant shall be notified in writing of the Plan Administrator's decision within ninety (90) days following the date the Plan Administrator receives the claim. If special circumstances are involved, this ninety (90) day period may be extended for up to an additional ninety (90) days. If such an extension is necessary, the claimant shall receive written notice of the extension before the end of the initial ninety (90) day period.

     If the claim is denied, the notice shall explain the reason for the denial, quoting the sections of the Program or other pertinent documents, if any, used to arrive at this decision; provide a description of any additional material or information that would be helpful to the Plan Administrator in further review of the claim and reasons why such material or information is necessary; and provide an explanation of the claims review procedure.

     7.2 APPEALS. If a claimant is not satisfied with the decision of the Plan Administrator regarding the claim, the claimant may appeal the decision of the Plan Administrator by filing a written request with the Plan Administrator. This written request must be filed with the Plan

Administrator within sixty (60) days following the date the claimant receives the written decision of the Plan Administrator. The claimant may review any applicable documents and may also submit points of disagreement or other comments in writing.

     The Plan Administrator, in its discretion, may schedule a meeting with the Participant and/or his or her representative within sixty (60) days after the claimant has filed the request for review. Within sixty (60) days of the date of the receipt of the request for review by the Plan Administrator, the claimant shall receive written notice of the Plan Administrator's final decision. However, if a hearing is held or there are other special circumstances involved, the decision shall be given no later than one hundred and twenty (120) days following the date the Plan Administrator receives the appeal. If such an extension of time is necessary, the claimant shall receive written notice of the extension before it begins.

     The Plan Administrator shall interpret this Article VI such that the claims procedures applicable under the Program conform to the claims review requirements of Part 5, Title I of ERISA.

                    ARTICLE VIII - AMENDMENT AND TERMINATION

     8.1 AMENDMENTS. The Board shall have the right in its sole discretion to amend this Plan in whole or in part at any time; provided, however, that no such amendment shall reduce the amounts credited at that time to any Participant's Participant Interest, no such amendment after a Change in Control has occurred shall change the definition of "Change in Control" or "Good Reason," or otherwise adversely affect the rights of a Participant without the consent of the Participant, and no such amendment after a Participant's Vesting shall adversely affect the rights of such Participant without the written consent of the Participant. Any amendment shall be in writing and executed by a duly authorized officer of the Company. All Participants shall be bound by such amendment.

     8.2 TERMINATION OF PLAN. The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). If the Plan is terminated, the Plan Administrator shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant's Participant Interest. If this Plan is terminated, amounts theretofore credited to Participants' Participant Interests shall either be paid in a lump sum immediately, or distributed in some other manner consistent with this Plan, as determined by the Plan Administrator in its sole discretion. Notwithstanding the preceding provisions of this Section 8.2, in the event of a Change in Control and following a Participant's Vesting, the Company shall not be able to reduce a Participants rights pursuant to this Section 8.2 to an extent that exceeds its ability to reduce the Participant's rights under Section 8.1.

                           ARTICLE IX - MISCELLANEOUS

     9.1 LIMITATION ON PARTICIPANT'S RIGHTS. Participation in this Plan shall not give any Participant the right to be retained in the Company's employ or any right or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

     9.2 BENEFITS UNFUNDED. The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Company, and Participants shall have the status of general unsecured creditors of the Company under the Plan with respect to any obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Company, and may be used for any purpose by the Company.

     Notwithstanding the preceding paragraph, the Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust only, such transferred amounts shall remain subject to the claims of general creditors of the Company only in accordance with the terms of such trust. To the extent that assets are held in the trust when a Participant's benefits under the Plan become payable, the Plan Administrator shall direct the trustee to make trust assets available to pay such benefits to the Participant. Any payments made to a Participant from such trust shall relieve the Company from any further obligations under the Plan only to the extent of such payment.

     9.3 OTHER PLANS. This Plan shall not affect the right of any eligible Executive Officer or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of another employee benefit plan or plans specifically provide otherwise; provided, however, that in the event any eligible Executive Officer or Participant asserts a right or is otherwise granted a right to payment under any other employee benefit plan of the Company, which payment the Plan Administrator determines to be otherwise payable under this Plan, then the Plan Administrator may withhold payment to the Executive Officer or Participant under this Plan to the extent the Plan Administrator deems appropriate. In addition, see Section 8.10 of the 2003 restatement of the Executive Life and Supplemental Retirement Benefit Plan with respect to the eligibility of Participants under this Plan for the Company's basic life insurance, basic accidental death and dismemberment insurance and its retiree life insurance.

     9.4 RECEIPT OR RELEASE. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

     9.5 GOVERNING LAW. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     9.7 GENDER, TENSE, AND HEADINGS. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

     9.8 SUCCESSORS AND ASSIGNS; NONALIENATION OF BENEFITS. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Participant's Participant Interest shall not (except as provided in Section 5.5) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers to be effective as of the date first set forth above.

ATTEST:                                 COMPANY:

[Corporate Seal]                        CERTEGY INC.


                                        By:
-------------------------------------       ------------------------------------
Secretary                               Title:
                                               ---------------------------------

                                   SCHEDULE A
       TO THE CERTEGY INC. SPECIAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                              ELIGIBLE PARTICIPANTS

Lee Kennedy
Larry Towe
Michael Vollkommer